Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.01 per share, of QEP Resources, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of June 19, 2020.

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Dan H. Wilks

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Staci Wilks

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Farris Wilks

THRC Management, LLC

By:	/s/ Matthew Wilks
Name:	Matthew Wilks
Title:	Attorney-in-Fact

THRC Holdings, LP

By:	/s/ Matthew Wilks
Name:	Matthew Wilks
Title: Attorney-in-Fact

Wilks Brothers, LLC

By:	/s/ Matthew Wilks
Name:	Matthew Wilks
Title:	Attorney-in-Fact

*By:	/s/ Matthew Wilks
Matthew Wilks, as Attorney-in-Fact